Exhibit 99.1

NEWS RELEASE Contact: Graham Sones, VP of Investor Relations ir@kodiakgas.com (936) 755-3259

Kodiak Gas Services Announces 8% Increase to Quarterly Dividend

THE WOODLANDS, TX — August 1, 2024 — Kodiak Gas Services, Inc. (NYSE: KGS), (“Kodiak” or the “Company”), a leading provider of critical energy infrastructure and contract compression services, today announced that its board of directors has approved an 8% increase in the quarterly cash dividend to $0.41 per share of common stock for the second quarter of 2024 (the “Common Stock Dividend”). This Common Stock Dividend will be paid on August 16, 2024 to all stockholders of record as of the close of business on August 12, 2024.

Mickey McKee, Kodiak’s President and Chief Executive Officer, commented “returning capital to stockholders is a key element of our capital allocation strategy. The dividend increase we announced today reflects the enhanced cash flow generated by the industry’s largest contract compression fleet and our confidence in the outlook for the compression market.”

In conjunction with the Common Stock Dividend, Kodiak Gas Services, LLC (“Kodiak Services”), a subsidiary of Kodiak, has declared a distribution of $0.41 per unit for the second quarter of 2024, which will be paid on August 16, 2024 to all unitholders of record of Kodiak Services on August 12, 2024.

About Kodiak

Kodiak is the largest contract compression services provider in the United States, serving as a critical link in the infrastructure enabling the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems. More information is available at www.kodiakgas.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements contained herein include the amount and timing of future dividend payments. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A list and description of risks, uncertainties and other factors can be found in the Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and filed with the SEC on March 7, 2024. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

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